Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2007, accompanying the financial statements and supplemental schedule of the Johnson Outdoors Retirement and Savings Plan appearing in the Annual Report on Form 11-K for the years ended December 31, 2006 and 2005, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 033-61285) of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

GRANT THORNTON LLP
Milwaukee, Wisconsin
June 27, 2007